Exhibit 99.1

Contact:Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

THIRD QUARTER RESULTS

Minneapolis, MN (October 12, 2022)  -  Winmark Corporation (Nasdaq: WINA) announced today net income for the quarter ended September 24, 2022 of $10,368,600 or $2.93 per share diluted compared to net income of $10,082,500 or $2.67 per share diluted in 2021.  For the nine months ended September 24, 2022, net income was $29,248,300 or $8.11 per share diluted compared to net income of $28,330,900 or $7.40 per share diluted for the same period last year.

“Our third quarter results reflect strong performance during the back to school season,” commented Brett D. Heffes, Chairman and Chief Executive Officer.

Winmark - the Resale Company®, is a nationally recognized franchising business focused on sustainability and small-business formation.  We champion and guide entrepreneurs interested in operating one of our award winning resale franchises: Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  At September 24, 2022, there were 1,291 franchises in operation and over 2,800 available territories.  An additional 54 franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WINMARK CORPORATION

CONDENSED BALANCE SHEETS

(Unaudited)

	September 24, 2022	December 25, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$16,986,000	$11,407,000
Restricted cash	55,000	30,000
Receivables, net	1,633,600	1,103,400
Net investment in leases - current	839,900	2,890,600
Income tax receivable	43,400	667,500
Inventories	637,900	325,200
Prepaid expenses	1,006,100	1,008,600
Total current assets	21,201,900	17,432,300

Net investment in leases – long-term	63,600	229,300
Property and equipment, net	1,740,700	1,976,900
Operating lease right of use asset	2,796,300	2,982,000
Intangible assets, net	3,436,700	—
Goodwill	607,500	607,500
Other assets	416,300	418,300
Deferred income taxes	3,467,400	3,252,700
	$33,730,400	$26,899,000

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Notes payable, net	$4,217,900	$4,232,600
Accounts payable	1,909,900	2,099,000
Accrued liabilities	3,870,000	2,001,000
Deferred revenue	1,647,000	1,645,000
Total current liabilities	11,644,800	9,977,600
Long-Term Liabilities:
Line of Credit/Term Loan	30,000,000	—
Notes payable, net	40,121,200	43,376,400
Deferred revenue	7,026,200	6,863,500
Operating lease liabilities	4,432,800	4,810,100
Other liabilities	940,500	954,800
Total long-term liabilities	82,520,700	56,004,800
Shareholders’ Equity (Deficit):
Common stock, no par, 10,000,000 shares authorized, 3,439,832 and 3,635,806 shares issued and outstanding	382,100	—
Retained earnings (accumulated deficit)	(60,817,200)	(39,083,400)
Total shareholders’ equity (deficit)	(60,435,100)	(39,083,400)
	$33,730,400	$26,899,000

Winmark Corporation

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 24, 2022	September 25, 2021	September 24, 2022	September 25, 2021
Revenue:
Royalties	$17,859,000	$16,375,900	$49,230,400	$45,141,200
Leasing income	1,762,100	2,266,200	5,845,800	8,351,800
Merchandise sales	746,000	704,800	2,687,500	1,980,300
Franchise fees	348,100	383,400	1,160,200	1,101,300
Other	449,300	423,100	1,361,200	1,267,300
Total revenue	21,164,500	20,153,400	60,285,100	57,841,900
Cost of merchandise sold	717,600	681,100	2,552,300	1,887,700
Leasing expense	376,300	358,900	891,900	1,410,800
Provision for credit losses	(22,000)	(55,900)	(46,600)	(167,300)
Selling, general and administrative expenses	5,671,500	5,380,100	16,673,100	16,287,600
Income from operations	14,421,100	13,789,200	40,214,400	38,423,100
Interest expense	(820,500)	(323,200)	(2,045,600)	(945,600)
Interest and other income (expense)	21,700	(18,800)	7,000	(7,100)
Income before income taxes	13,622,300	13,447,200	38,175,800	37,470,400
Provision for income taxes	(3,253,700)	(3,364,700)	(8,927,500)	(9,139,500)
Net income	$10,368,600	$10,082,500	$29,248,300	$28,330,900
Earnings per share - basic	$3.01	$2.77	$8.36	$7.68
Earnings per share - diluted	$2.93	$2.67	$8.11	$7.40
Weighted average shares outstanding - basic	3,439,417	3,635,055	3,500,411	3,688,419
Weighted average shares outstanding - diluted	3,540,779	3,782,873	3,605,445	3,829,322

Winmark Corporation

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 24, 2022	September 25, 2021
OPERATING ACTIVITIES:
Net income	$29,248,300	$28,330,900
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	409,500	328,800
Provision for credit losses	(46,600)	(167,300)
Compensation expense related to stock options	1,203,800	1,074,200
Deferred income taxes	(214,700)	(1,365,500)
Deferred initial direct costs	—	(2,100)
Amortization of deferred initial direct costs	—	18,800
Operating lease right of use asset amortization	185,700	167,000
Tax benefits on exercised stock options	429,500	249,200
Change in operating assets and liabilities:
Receivables	(530,200)	187,000
Principal collections on lease receivables	2,819,200	7,452,200
Income tax receivable/payable	194,600	(216,200)
Inventories	(312,700)	(302,000)
Prepaid expenses	2,500	36,500
Other assets	2,000	19,000
Accounts payable	(189,100)	219,000
Accrued and other liabilities	1,395,000	(94,100)
Rents received in advance and security deposits	(556,200)	(674,500)
Deferred revenue	164,700	(214,800)
Net cash provided by operating activities	34,205,300	35,046,100
INVESTING ACTIVITIES:
Purchase of property and equipment	(70,000)	(51,800)
Reacquired franchise rights	(3,540,000)	—
Purchase of equipment for lease contracts	—	(78,200)
Net cash used for investing activities	(3,610,000)	(130,000)
FINANCING ACTIVITIES:
Proceeds from borrowings on line of credit	33,700,000	—
Payments on line of credit	(3,700,000)	—
Proceeds from borrowings on notes payable	—	30,000,000
Payments on notes payable	(3,187,500)	(3,187,500)
Repurchases of common stock	(48,281,200)	(27,892,900)
Proceeds from exercises of stock options	2,937,100	1,299,300
Dividends paid	(6,459,700)	(4,234,900)
Net cash used for financing activities	(24,991,300)	(4,016,000)
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	5,604,000	30,900,100
Cash, cash equivalents and restricted cash, beginning of period	11,437,000	6,684,000
Cash, cash equivalents and restricted cash, end of period	$17,041,000	$37,584,100
SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$1,925,400	$884,100
Cash paid for income taxes	$8,518,100	$10,472,000

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Condensed Balance Sheets to the total of the same amounts shown above:
	Nine Months Ended
	September 24, 2022	September 25, 2021
Cash and cash equivalents	$16,986,000	$37,569,100
Restricted cash	55,000	15,000
Total cash, cash equivalents and restricted cash	$17,041,000	$37,584,100